Exhibit 10.1

MarineMax, Inc. (the “Company”)

SEVERANCE POLICY FOR KEY EXECUTIVES

Dated November 27, 2012

1. Purpose. The purpose of this Severance Policy is to provide a fair framework in the event of the termination of employment in certain circumstances of one or more key executives (each an “Executive”) of the Company.

2. Covered Executives. This Severance Policy shall be applicable to each Executive to the extent such Executive has been designated in writing by the Board of Directors or the Compensation Committee of the Board of Directors (the “Board”) as being covered by this Severance Policy (a “Covered Executive”). This Severance Policy shall not be applicable to any Executive who is a party to a separate employment, severance, change of control, or similar agreement with the Company.

3. Definitions.

(a) Good Cause. “Good Cause,” as it applies to the determination by the Company to terminate the employment of a Covered Executive, shall mean any one or more of the following: (i) Executive’s willful, material, and irreparable breach of Executive’s duties to the Company; (ii) Executive’s gross negligence in the performance or intentional nonperformance of any of Executive’s material duties and responsibilities to the Company; (iii) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (iv) Executive’s conviction of a felony crime involving dishonesty or moral turpitude; or (v) a confirmed positive illegal drug test result. In the event of a termination by the Company for Good Cause, Executive shall have no right to any severance under this Severance Policy.

(b) Good Reason. “Good Reason,” as it applies to the determination by a Covered Executive to terminate Covered Executive’s employment with the Company shall mean the occurrence of any of the following events without Executive’s prior written approval: (i) Executive suffers a material reduction in authority or responsibilities with or duties to the Company; (ii) Executive’s annual base salary for a fiscal year is reduced to a level that is less than 90% of the base salary paid to Executive during the prior fiscal year unless such reduction does not exceed the average of the reductions for all other Executives subject to this Severance Policy and all other persons designated by the Company as executive officers; (iii) Executive is required to render Executive’s primary employment services from a location more than 25 miles from the location of the Company’s headquarters at the later of the time Executive began Executive’s employment with the Company or the date of this Severance Policy; or (iv) the Company takes steps to deny Executive a reasonable opportunity to maintain Executive’s total compensation (i.e., base salary plus bonus and any other annual cash incentive compensation) compared to the previous fiscal year, provided total compensation may take into account performance of the Company and past compensation practices of the Company and compensation decisions applicable to all other Executives subject to this Severance Policy and all other persons designated by the Company as executive officers. In order for an event to justify termination for Good Reason, Executive must give written notice to the Company of such event within 90 days of its first occurrence and the Company must have 30 days to cure, if possible.

(c) Employment Termination. “Employment Termination” shall mean a Covered Executive no longer being an employee of the Company as a result of a termination by the Company without Good Cause or by Executive with Good Reason.

4. Result of Termination by the Company without Good Cause or by Executive with Good Reason. The following provisions shall apply should the Company terminate a Covered Executive’s employment without Good Cause or should a Covered Executive terminate Executive’s employment with Good Reason:

(a) Salary and Bonus. The Company shall pay to Covered Executive, for 12 months following the Employment Termination, an amount equal to the average of the base salary and cash bonus paid to Covered Executive for the two prior full fiscal years payable on such dates as would otherwise be paid by the Company.

(b) Welfare Benefit Plans. The Company will continue, for 12 months following the Employment Termination, coverage for Covered Executive and Covered Executive’s dependent family members under the Company’s medical plan for the applicable continuation period described in this sentence by paying the COBRA premium for such coverage, but such coverage shall not extend beyond the period during which Earned Executive and his dependents are eligible for COBRA.

(c) Stock Options. All options to purchase Common Stock of the Company held by Covered Executive shall continue to vest and shall be exercisable for 12 months following Employment Termination, up to their full term, to the extent that such vesting or exercise will not cause Covered Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the Employment Termination.

(d) RSUs. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Covered Executive that, as of Employment Termination, are not then subject to any performance conditions for vesting, shall continue to vest and shall not be subject to any risk of forfeiture or repurchase for 12 months after Employment Termination.

(e) Accrued Benefits. Covered Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites through the date of Employment Termination, except that Executive shall not continue to accrue vacation benefits or other executive perquisites after the date of Employment Termination.

5. Release of Claims. The Company’s obligations under this Severance Policy are contingent upon a Covered Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Executive may have against the Company (whether known or unknown) as of the date of Employment Termination in such form as provided by the Company no later than 60 days after the date of Employment Termination. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the date of Employment Termination, then the following shall apply:

(a) To the extent any payments due to Executive under this Severance Policy are not “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of Employment Termination.

(b) To the extent any payments due to Executive under this Severance Policy above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the date of Employment Termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of Employment Termination.

6. Section 409A. Notwithstanding any provisions in this Severance Policy to the contrary, if at the time of the Employment Termination the Covered Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Employment Termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Employment Termination. Any monthly payment amounts deferred will be accumulated and paid to Executive (without interest) six months after the date of Employment Termination in a lump sum, and the balance of payments due to Executive will be paid as otherwise provided in this Severance Policy. Each monthly payment described in this Severance Policy is designated as a “separate payment” for purposes of Section 409A and, subject to the six month delay, if applicable, and the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this Severance Policy, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to Executive pursuant to any provisions of this Severance Policy or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This Severance Policy will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Executive.